Exhibit 99.1- Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC. ANNOUNCES
1st QUARTER 2005 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- May 13, 2005 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three month period ending March 31, 2005.

EST reported sales for the first quarter 2005, of $555,248 compared to $619,569 for the same quarter in 2004. Gross revenues for the first quarter of 2005 increased to $589,330, compared with gross revenues of $649,957 in the first quarter of 2004, reflecting a decrease of 9%. The Company recorded Net Income for the first quarter of 2005 of $24,719, or $0.01 per share, compared with Net Income of $69,112, or $0.01 per share for the first quarter of 2004.

Selected Statement of Operations Information Summary
	Three Months Ended (unaudited)
	March 31 2005	March 31 2004
Sales	$ 555,248	$ 619,569
Other Revenues	34,082	30,388
Gross Revenues	$ 589,330	$ 649,957
Net income (loss) before tax	37,325	104,844
Net Income (loss)	24,719	69,112
Weighted average common shares outstanding	5,253,050	5,253,580
Basic Earnings (Loss)per Share	$ 0.01	$ 0.01
Diluted Earnings (Loss) per Share	$ 0.01	$ 0.01

Selected Balance Sheet Information (Unaudited)
	March 31 2005	December 31 2004
Cash and cash equivalents	$ 404,281	$ 488,480
Total current assets	2,648,407	2,707,916
Property & equipment (net)	251,350	253,456
Total assets	2,951,679	2,983,296
Total current liabilities	151,510	209,035
Long-term debt	-0-	-0-
Stockholders' equity	2,724,669	2,698,761

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM